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                                                                    EXHIBIT 99.1


For more information contact:

Luther Nussbaum, Chief Executive Officer
(562) 624-5220

Tom Reep, Chief Financial Officer
(562) 624-5250

                  FIRST CONSULTING GROUP COMPLETES MERGER WITH
                       INTEGRATED SYSTEMS CONSULTING GROUP

   FCG ENHANCES BREADTH OF COVERAGE IN THE CONVERGING HEALTHCARE SERVICES AND
                         PHARMACEUTICAL INDUSTRIES


     LONG BEACH, Calif. (December 18, 1998) - First Consulting Group, Inc. (NASDAQ:FCGI), a leading provider of operations improvement and information management services for the healthcare, pharmaceutical and life sciences industries, said today that it has completed its merger with Integrated Systems Consulting Group, Inc.

     The merger significantly enhances FCG's breadth of coverage in the increasingly interrelated healthcare services, pharmaceutical and life sciences industries. It also expands the company's client base and provides for stronger network integration and application development capabilities in a wide range of technologies.

     As part of the merger agreement, ISCG common stockholders receive 0.77 shares of FCGI common stock for each ISCG share held.

     James A. Reep and Luther J. Nussbaum continue as chairman of the board and chief executive officer respectively. David S. Lipson, formerly chairman and chief executive officer of ISCG, becomes vice chairman and managing director of the pharmaceutical and life sciences practice.

                                    -more-

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First Consulting Group
Merger Completion
Page Two

     Shareholders representing approximately 77 percent and 81 percent of the common stock outstanding of ISCG and FCG, respectively, voted in favor of the merger. FCG was advised by Hambrecht & Quist LLC and ISCG was advised by Robert W. Baird & Co.

     Following completion of the merger, First Consulting Group now provides consulting, customer development, systems integration and management services to the healthcare services, pharmaceutical and life sciences industries through 27 offices serving North America and Europe. The firm's services are designed to increase its clients' operational effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care and the more rapid introduction of new pharmaceutical compounds.

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     Except for the historical information contained herein, this news release contains forward-looking statements, including, without limitation, statements containing the words, "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of FCG or ISCG, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the importance of attracting and retaining personnel; variability of operating results; potential inability to maintain business relationships; significant

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investment of resources in marketing; competition in the healthcare consulting and information technology industry; management of the combined company's growth; consolidation and cost pressures in the healthcare and life sciences industries; regulatory and technological change in the healthcare and information technology industries; expansion into international consulting; integration of acquired businesses and personnel; dependence on key employees; limited protection of proprietary information; control by existing stockholders and management and other factors referenced in FCG's Prospectus, dated February 13, 1998, and each company's 10Q for the quarter ended September 30, 1998.


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